As filed with the Securities and Exchange Commission on	Registration No. 333-228706

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO.1 TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GLOBAL DIVERSIFIED MARKETING GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	2050	82-3707673
State or other jurisdiction	Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification Number)

Inc. Plan (USA)

Trolley Square, Suite 20c

Wilmington, De 19806

(800) 462-4633

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

4042 Austin Boulevard, Suite B

Island Park, New York 11558

800-550-5996

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

with copy to

Lee Cassidy, Esq.

215 Apolena Avenue

Newport Beach, California 92662

949-673-4510 949-673-4525 (fax)

Approximate Date of Commencement of proposed sale to the public: This post-effective amendment deregisters those securities that remain unsold hereunder as of the date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462 ( c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions “large accelerated filer,”“accelerated file,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filed	[ ]
Non-accelerated filed	[ ]	Smaller reporting company	[X]
		Emerging growth company	[X]

DEREGISTRATION OF UNSOLD SECURITIES

On December 7, 2018, Global Diversified Marketing Group, Inc. (the “Company”) filed a registration statement on Form S-1 (File No. 333-228706) with respect to the registration of up to 2,500,000 shares of its common stock at an offering price of $2.00 per share. The Registration Statement was declared effective on May 14, 2019. No offers of securities were made and no securities were sold, leaving all the securities unsold. The Company, pursuant to this post effective amendment, hereby withdraws and removes from registration all the shares of common stock registered pursuant to that offering and terminates such offering.

On behalf of certain selling shareholders, the Company filed a registration statement on July 2, 2019 on Form S-1 (File No. 333-232522) with respect to the registration of 760,000 shares of the Company’s common stock held by such selling shareholders at an offering price of $2.00 per share. The 760,000 shares registered pursuant to such selling shareholder registration statement are not included in this post-effective amendment to deregister the securities offered by the Company.

The Company undertakes by filing this post-effective amendment to remove from registration any shares offered for sale not offered by current holder of the Company’s securities.

The Company may undertake a subsequent private offering or public offering in the future.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 1 to Its Registration Statement file no. 333-228706 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Island Park, New York on November 27, 2019.

GLOBAL DIVERSIFIED MARKETING GROUP, INC.

By:	/s/ Paul Adler
Paul Adler
Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 in reliance on Rule 478(a)(4) of the Securities Act.